EXHIBIT 5.1

OPINION OF PATRICK R. O'NEIL

April 21, 2017

Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010

Ladies and Gentlemen:

I have acted as counsel to Ionis Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"). The Company has provided me with a prospectus (the "Prospectus"), which forms part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a "Prospectus Supplement"). The Registration Statement, including the Prospectus as supplemented from time to time by one or more Prospectus Supplements, will provide for the registration by the Company of shares of common stock, par value $0.001 per share, of the Company (the "Common Stock").

The Common Stock is being registered for offer and sale from time to time pursuant to Rule 415 under the Securities Act.

In connection with this opinion, I have examined and relied upon originals, or copies certified to my satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. As to certain factual matters, I have relied upon certificates of officers of the Company and have not independently sought to verify such matters.

In rendering this opinion, I have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to me as originals; the conformity to originals of all documents submitted to me as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. With respect to my opinion as to the Common Stock, I have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock are authorized and available for issuance and that the consideration for the issuance and sale of the Common Stock is in an amount that is not less than the par value of the Common Stock.

My opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. My opinion is based on these laws as in effect on the date hereof. I express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. I am not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, I am of the opinion that, with respect to the Common Stock offered under the Registration Statement, provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Prospectus and any and all Prospectus Supplement(s) required by applicable laws and any and all free-writing prospectus(es) related to the offer and sale of the Common Stock have been delivered and filed as required by such laws; (ii) the issuance of the Common Stock has been duly authorized by all necessary corporate action on the part of the Company; (iii) the issuance and sale of the Common Stock do not violate any applicable law, are in conformity with the Company's then operative Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws, as amended (the "Bylaws"), do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the certificates for the Common Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Common Stock, when issued and sold as contemplated in the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and any related free-writing prospectus(es) and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.

I am a member of the Bar of the State of California and the foregoing opinion is limited to the laws of the State of California and the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

/s/ PATRICK R. O'NEIL

Patrick R. O'Neil

Senior Vice President, Legal and

General Counsel